Exhibit 99.1

News Release
 FOR IMMEDIATE RELEASE
 SEPTEMBER 29, 2016

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING AND UPSIZING
OF PRIVATE PLACEMENT OF $1.1 BILLION OF CONVERTIBLE SENIOR NOTES

OKLAHOMA CITY, September 29, 2016 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its private placement to eligible purchasers of $1.1 billion aggregate principal amount of 5.5% convertible senior notes due 2026. The private placement was upsized from a previously announced amount of $850 million. The company also has granted the initial purchasers a 30-day option to purchase up to an additional $150 million aggregate principal amount of notes.

The notes will be convertible, under certain specified circumstances, into cash, Chesapeake common stock or a combination of cash and Chesapeake common stock, at Chesapeake’s election. The conversion rate will initially equal 116.7134 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $8.57 per share of common stock). The conversion rate will be subject to adjustment in certain events but will not be adjusted for any accrued and unpaid interest.

The notes will bear interest at a rate of 5.5% per annum. The notes will mature on September 15, 2026 and may not be redeemed by Chesapeake prior to September 15, 2019. Chesapeake may redeem for cash all or part of the notes, at its option, on or after September 15, 2019 if the last reported sale price of its common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the date on which Chesapeake provides notice of redemption exceeds 130% of the applicable conversion price for the notes on each of such 20 trading days. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the notes.

The closing of the private placement is expected to occur on October 5, 2016 and is subject to the satisfaction of customary closing conditions.

Chesapeake intends to use the net proceeds from the offering for general corporate purposes, which may include debt repurchases and the repayment of its credit facility and senior notes with near-term maturities as they become due.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154

The notes are being offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the notes, the related subsidiary guarantees and the shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the securities will be made only by means of a private offering circular pursuant to Rule 144A under the Securities Act.

Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States. The company also owns oil and natural gas marketing and natural gas gathering and compression businesses.